Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF CONNECTICUT
BRIDGEPORT DIVISION

In re REUNION INDUSTRIES, INC., et al., Debtors and Debtor-in-Possession.	) ) ) ) ) )	Chapter 11 CASE No. 07-50727 (AHWS) (Jointly Administered with 07-50725 and 07-50726)

ORDER APPROVING SETTLEMENT UNDER
FEDERAL RULE OF BANKRUPTCY PROCEDURE 9019

Upon the joint motion, dated April 5, 2010, (the “Motion”) of Reunion Industries, Inc., as Debtor and Reorganized Debtor, Steel Partners II GP LLC (f/k/a Steel Partners L.L.C.), Steel Partners II, LP, Steel Partners Holdings, L.P. (f/k/a WebFinancial Corporation) (collectively, the “Steel Parties”), and U.S. Bank National Association, as Indenture Trustee (“U.S. Bank”, and together with the Debtor and the Steel Parties, the “Moving Parties”) for an order seeking approval of a full and final settlement of all of the disputes between the Moving Parties related to the Senior Notes (as defined in the Motion, the “Settlement”), and upon review of the Motion and the record made at the hearing on the Motion, the Court finds:

(i)           it has jurisdiction over the matters raised in the Motion pursuant to 28 U.S.C. §§ 157 and 1334;

(ii)         this is a core proceeding pursuant to 28 U.S.C. §157(b)(2);

(iii)        notice of the Settlement and the Motion was provided to holders of the Senior Notes by electronic delivery of such notice to record holders of the Senior Notes, including The Depository Trust Company.  The notice provided to holders of the Senior Notes was reasonable and sufficient and no further notice to such holders is required;

(iv)        a reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to all interested persons and entities and no other or further notice is necessary;

(iv)        upon the record herein, sufficient cause exists for granting the relief sought by the Motion;

(v)         the payment by the Debtor in the amount of $782,600.14 is a reasonable and prudent resolution of the Interest Issues on behalf of the 2006 Notes;

(vi)        the payment by the Debtor in the amount of $117,399.86 is a reasonable and prudent resolution of the Interest Issues on behalf of the 2003 Notes;

(vii)       the payment by the Debtor in the amount of $400,000 is a reasonable resolution of the claims of U. S. Bank for its fees and expenses;

(viii)      the Settlement represents a fair, reasonable and prudent compromise of the controversies resolved by the Settlement and is in the best interests of the Debtor, its estate and creditors (including without limitation the holders of the Senior Notes) taking into account, among other things the complexity of the litigation involved.  The agreement by U.S. Bank to the Settlement was a proper and prudent exercise of its fiduciary responsibilities, duties, and obligations under the Indenture and under law;

(ix)         the Debtor has demonstrated both (i) good, sufficient, and sound business purpose and justification and (ii) compelling circumstances for entering into the Settlement pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019.  U.S. Bank has demonstrated sound, sufficient, and proper discretion and appropriate due care in the agreement to the terms of the Settlement; and

(x)          the Settlement was negotiated, proposed, and entered into without collusion, in good faith, and from arm’s-length bargaining positions.

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.           Capitalized terms used herein and not otherwise defined in this Order have the meanings ascribed to them in the Motion.

2.           The Motion is granted in all respects.  The Settlement is approved in its entirety.

3.           Any objections to the Motion are overruled.

4.           The entry into the Settlement by U.S. Bank is authorized and ratified, and U.S. Bank is authorized, empowered, and directed to (i) perform all of the terms of the Settlement and (ii) settle the claims on behalf of the holders of the Senior Notes, as provided in the Settlement.

5.           On or prior to the second business day after this Order becomes a Final Order, the Debtor shall remit to U.S. Bank by wire transfer the sum of $1,300,000.00 (the “Payment”) in full and final resolution and settlement (subject to the terms and conditions of this Order) of all of the issues and claims relating to the Senior Notes, the Indenture, the Consent Solicitations, the Security Agreement, the Mortgages, the Lease Assignments, the Pledge, Section 2.8 of the Settlement Agreement and all related documents.

6.           The Payment shall be allocated as follows:

i.           $782,600.14 will be allocated to the 2006 Notes in resolution of the Interest Issues, to be allocated proportionately among the holders of the 2006 Notes (the “2006 Payment”);

ii.          $117,399.86 will be allocated to the 2003 Notes in resolution of the Interest Issues, to be allocated proportionately among the holders of the 2003 Notes (the “2003 Payment”) and

iii.         $400,000 will be allocated to the unpaid fees and expenses of U. S. Bank, in full satisfaction of the obligations of the Debtor, the Bradley FLP and/or the Poole FLP to pay U.S. Bank’s fees, charges and expenses, including without limitation attorney’s fees and related disbursements, under any of the Indenture, the Senior Notes, the Consent Solicitations, the Security Agreement, the Mortgages, the Lease Assignments, the Pledge, the Settlement Agreement and all related documents.

On or before the fifth business day after its receipt of the Payment, or as soon as possible thereafter should such payment be prevented by circumstances beyond its control, U.S. Bank shall, in accordance with the allocation described above, distribute the 2006 Payment and the 2003 Payment to the holder or holders of record of the Senior Notes, which the includes Depository Trust Company.

7.           The Debtor shall cause the Pennsylvania Action to be dismissed or discontinued with prejudice as against the Steel Parties and U. S. Bank by filing the stipulation of dismissal with prejudice in the form attached as Exhibit B to the Motion on or prior to the second business day after this Order becomes a Final Order.  The Moving Parties shall cause their attorneys in the Pennsylvania Action to sign such stipulation of dismissal.  To the extent that additional papers or pleadings are required, the Moving Parties shall cooperate with each other to effect such dismissal or discontinuance, including signing stipulations, if necessary, and in each case the pleading to be filed shall be in form and substance satisfactory to counsel to the Moving Parties.

8.           Upon this Order becoming a Final Order, all liens, charges, mortgages and other security interests of U.S. Bank in or on the assets of the Debtor, the Bradley FLP and the Poole FLP shall automatically terminate and be of no further force or effect, except that U. S. Bank’s lien against and claim to the Account shall be released as provided in paragraph 14 below.

9.           The Debtor, the Bradley FLP and the Poole FLP are authorized to file or cause to be filed UCC-3 termination statements in the appropriate jurisdictions, releasing the lien of U.S. Bank on their respective assets at any time after the liens associated therewith are released pursuant to paragraph 8 above.

10.         On or prior to the second business day after this Order becomes a Final Order, U. S. Bank shall deliver to the Debtor any and all of the stock certificates representing collectively all of the shares of the Debtor’s common stock pledged by the Bradley FLP and the Poole FLP under the Pledge, which certificates the Debtor shall be deemed to receive as agent for the Bradley FLP and the Poole FLP.

11.         On the Release Effective Date, the Indenture, the Consent Solicitations, the Mortgages, the Lease Assignments, the Security Agreement, the Pledge, the Senior Notes and all related documents shall automatically terminate and be of no further force or effect, and all of the liabilities and obligations of the Moving Parties, the Bradley FLP and the Poole FLP thereunder shall be deemed to have been paid and/or satisfied in full, except that (i) the Indenture shall remain in effect for the purposes of effectuating the Settlement and distributing the 2006 Payment and the 2003 Payment to the holders of the Senior Notes entitled thereto, at which point the Indenture and the Consent Solicitations shall terminate without the need for any or further act of any party, and (ii) the Settlement Agreement shall remain in effect; provided, however, that, upon making the Payment, the Debtor shall be deemed to have paid and satisfied in full all of its liabilities and obligations, if any, under Section 2.8 thereof and shall have no further liability or obligation under such sections.

12.         The payment made pursuant to this Order shall not be subject to adjustment or disgorgement of any sort from U.S. Bank, individually or as trustee under the Indenture, or from any Senior Noteholder.

13.         From time to time after this Order becomes a Final Order, at the written request of the Debtor, U.S. Bank shall execute and deliver to the Debtor such documents, in recordable form, as may be necessary or appropriate to release and terminate the Mortgages and the Lease Assignments; provided, however, the Debtor shall be responsible for determining what is of record that requires such action and for preparing or causing to be prepared the appropriate documents of release and termination, all at the Debtor’s sole cost and expense.

14.         On the Release Effective Date, the lien of U.S. Bank in the Account shall be released and any amounts remaining in the Account are released to the Debtor from escrow.

15.         U. S. Bank shall distribute the Payment in accordance with paragraph 6 of this Order, the Indenture and the Consent Solicitations as soon as practicable after receipt of the Payment from the Debtor.

16.         On or before the second business day after the Release Effective Date, the Steel Parties shall file or cause to be filed an amendment to their Schedule 13D with respect to the Debtor that is on file with the Securities and Exchange Commission to disclose that the Steel Parties do not beneficially own any debt or equity securities of the Debtor and any other information that is required to be disclosed therein under the Securities Exchange Act of 1934, as amended.

17.         The Settlement and this Order shall constitute a full and final settlement and resolution of the Proofs of Claim, Adversary Proceeding Number 08-05081, and all the Outstanding Motions, each of which is resolved or deemed withdrawn without any further act of any party.

18.         Effective on the Release Effective Date, each Moving Party shall be deemed to have released, relinquished and discharged, fully, finally and forever, all Released Claims that such Moving Party has, had or may have against each of the Released Parties (the “Releases”).  “Released Parties” means, with respect to any Moving Party, each of the other Moving Parties, and each of their respective affiliates, present and former officers, directors, managers, employees, stockholders, members, partners and subsidiaries, and/or all present and former agents and attorneys of the other Moving Parties.  “Released Claims” means and includes any and all actions, causes of action, complaints, liabilities, obligations, suits, damages, costs, expenses, rights, debts, dues, sums of money, accounts, reckonings, claims and/or demands of any kind or nature whatsoever, including claims not yet known, matured or unmatured, liquidated or unliquidated, existing or later acquired, accrued or unaccrued, known or unknown, suspected or unsuspected, contingent or non-contingent, recourse or non-recourse, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise, including without limitation subrogation claims and claims for contribution or equitable indemnification, or for costs, expenses (including, without limitation, amounts paid in settlement) and attorney’s fees, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, tortious interference, negligent interference, fraudulent transfer or conveyance, unfair competition, breach of express or implied covenants or any other federal, state, or local statute, common law, rule or regulation, that now exist or heretofore existed or hereafter exist, including without limitation those that have been or could have been asserted in the Bankruptcy Case, the Adversary Proceeding, the Companion Cases, the Outstanding Motions, the Pennsylvania Action or any other forum by each or any of the Moving Parties against any or all of the Released Parties, to the extent that the foregoing in any manner consist of, arise out of, are based upon, relate to, or are in connection with any of the Senior Notes, the Indenture, the Security Agreement, the Pledge, the Mortgages, the Lease Assignments, the Consent Solicitations, Section 2.8 of the Settlement Agreement, all related documents, the transactions related to or contemplated by any of the above, the subject matter of the Adversary Proceeding, the subject matter of the Pennsylvania Action and the subject matter of any of the Outstanding Motions; provided, however, that, “Released Claims” does not include (i) any claim, action or suit arising out of or based upon any breach by the Debtor or any of the Steel Parties of any Section of the Settlement Agreement, other than Section 2.8 thereof, or (ii) any claim, action or suit arising out of or based upon any breach of the terms of this Settlement. No separate documentation shall be necessary to reflect the Releases, other than this Settlement.  Each or any of the Moving Parties may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the claims released pursuant to this Settlement, but by operation of the Settlement and this Order, on the Release Effective Date, each shall be deemed to have fully, finally, and forever settled and released any and all Released Claims, without regard to the subsequent discovery or existence of different or additional facts.  The Release contained herein was bargained for and is a key element of the Settlement.

19.         Except to the extent included in the Payment, none of the Moving Parties shall have any liability or obligation to pay or reimburse any other of the Moving Parties, and neither the Bradley FLP nor the Poole FLP shall have any liability or obligation to pay or reimburse U.S. Bank or any of the Steel Parties, for any fees, charges, costs or expenses, including without limitation attorney’s fees and related disbursements, whether now existing or hereafter arising or incurred, relating to or arising under any of the Senior Notes, the Indenture, the Consent Solicitations, the Security Agreement, the Mortgages, the Lease Assignments, the Pledge, Section 2.8 of the Settlement Agreement, all related documents, the transactions governed by such agreements, the Pennsylvania Action, the Adversary Proceeding, the Debtor’s Bankruptcy Case, the Outstanding Motions, the Companion Cases, the Settlement, the preparation of the Motion, the implementation of the Settlement or otherwise.

20.         Subject to the provisions of paragraph 18 above, the Payment shall constitute payment and satisfaction in full of all of the liabilities and obligations, if any, of the Debtor, the Bradley FLP and the Poole FLP to the past, present and future holders of the Senior Notes under or related to any of the Senior Notes, the Indenture, the Consent Solicitations, the Security Agreement, the Mortgages, the Lease Assignments, the Pledge, Section 2.8 of the Settlement Agreement and all related documents.

21.         Other than as expressly provided for in the Settlement, none of the Moving Parties shall have any responsibility or liability to any holder of the Senior Notes or to any other person or entity as a result of its entry into the Settlement, its performance of the terms thereof, and/or the settlement of the claims thereunder.  Additionally, upon receipt of its share of the Payment (defined below), each current, former, and future holder and beneficial holder of the Senior Notes is enjoined from commencing or continuing any action or proceeding against any Moving Party arising out of, related to, or in connection with the negotiation, support, agreement, or implementation of the Settlement or any ancillary documents.

22.         The 14-day stay provided by Federal Rule of Bankruptcy Procedure 6004(h) is waived.

Dated: May 7, 2010	By the court

/s/ Alan H. W. Shiff
Alan H. W. Shiff
United States Bankruptcy Judge